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American International Group, Inc., and Subsidiaries

Exhibit 99.2

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

    The information contained herein updates selected sections of Management's Discussion and Analysis of Financial Condition and Results of Operations as previously presented in Item 7 of Part II of AIG's Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 on Form 10-K/A filed on March 31, 2010 (2009 Annual Report on Form 10-K). As more fully described in Item 8.01 of this Current Report on Form 8-K, sections of the 2009 Annual Report on Form 10-K are being updated to reflect 1) the presentation of historical results for American Life Insurance Company (ALICO) as a discontinued operation and 2) an interest expense allocation to discontinued operations related to an anticipated mandatory prepayment to the Federal Reserve Bank of New York (FRBNY) from net proceeds on the expected sale of Nan Shan. The prepayment is under a credit facility (the FRBNY Credit Facility) provided by the FRBNY to AIG under the Credit Agreement, dated as of September 22, 2008 between AIG and the FRBNY. This change affects only the manner in which certain financial information was previously reported and does not restate or revise net income (loss) attributable to AIG in any previously reported financial statements.

    The sections of Management's Discussion and Analysis of Financial Condition and Results of Operations as previously presented in Item 7 of Part II of the 2009 Annual Report on Form 10-K that are being updated are as follows:

  •
  2009 Financial Overview

  •
  Results of Operations

  •
  Consolidated Results

  •
  Segment Results — General Insurance Operations

  •
  Segment Results — Foreign Life Insurance & Retirement Services Operations

  •
  Investments — Other-Than-Temporary Impairments

    Sections of the 2009 Annual Report on Form 10-K that are unchanged or not materially affected by the reclassification of ALICO's historical results to discontinued operations or the interest expense allocation to discontinued operations are not included herein.

2009 Financial Overview

    Global financial markets continued their recovery in the second half of 2009, as investors returned to equity and bond markets. This optimism, not yet accompanied by a robust economic recovery, produced a strong rally in bond, equity and commodity markets. Cash accumulated by investors in 2008 and early 2009 continued to flow out of short-term money market accounts and into higher yielding assets, creating investment demand in excess of available new supply in many sectors. While securitized mortgage products participated to a degree in the rally, particularly in desirable tranches of well-collateralized transactions, the commercial mortgage and equity real estate sectors continue to lag.

    The improved market environment noted above contributed to the substantial reduction in the loss from continuing operations before income taxes, which declined to $14.9 billion in 2009 compared to $105.3 billion in 2008. The following significant drivers also contributed to this improvement:

  •
  the 2008 period included non-credit impairments (i.e., severity losses) throughout the year that are no longer required for fixed maturity securities due to the adoption of the new other-than-temporary impairments accounting standard commencing in the second quarter of 2009. Additionally, other-than-temporary impairments declined from the 2008 period due to improved market conditions. See Note 6 to the Consolidated Financial Statements; and Investments — Other-Than-Temporary Impairments;

  •
  unrealized market valuation gains of $1.4 billion in 2009 related to AIGFP's super senior credit default swap portfolio compared to unrealized market valuation losses of $28.6 billion in 2008 due to the substantial decline in outstanding net notional amount resulting from the termination of contracts in the fourth quarter of 2008

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    associated with the Maiden Lane III transaction (ML III) as well as the narrowing of corporate credit spreads. See Note 6 to the Consolidated Financial Statements; and

  •
  a $3.4 billion decline in goodwill impairment charges.

    Additionally, the net loss in 2009 decreased due to $24.9 billion of deferred tax expense recorded in 2008 associated with the potential sale of foreign businesses and valuation allowances.

Fourth Quarter 2009 Net Loss

    AIG incurred a net loss attributable to AIG of $8.9 billion during the fourth quarter of 2009. This loss resulted primarily from the following:

  •
  total FRBNY interest and amortization expense of $6.2 billion ($4.0 billion after tax), including accelerated amortization of $5.2 billion ($3.4 billion after tax) in connection with the $25 billion reduction in outstanding balance and maximum lending commitment under the FRBNY Credit Facility as a result of the issuance of preferred interests;

  •
  a loss recognized on the expected sale of Nan Shan of $2.8 billion ($1.5 billion after tax), reported in discontinued operations;

  •
  increases in Commercial Insurance loss reserves on certain long-tail casualty classes of business totaling $2.3 billion ($1.5 billion net of tax); and

  •
  a valuation allowance change of $2.7 billion for tax benefits not presently recognizable, including those shown above.

Results of Operations

    AIG reports the results of its operations through four reportable segments: General Insurance, Domestic Life Insurance & Retirement Services, Foreign Life Insurance & Retirement Services and Financial Services. AIG evaluates performance based on pre-tax income (loss), excluding results from discontinued operations and net gains (losses) on sales of divested businesses because AIG believes that this provides more meaningful information on how its operations are performing. Through these reportable segments, AIG provides insurance, financial and investment products and services to both businesses and individuals in more than 130 countries and jurisdictions. AIG's Other operations category consists of business and items not allocated to AIG's reportable segments.

    AIG's subsidiaries serve commercial, institutional and individual customers through an extensive property-casualty and life insurance and retirement services network. AIG's Financial Services businesses include commercial aircraft and equipment leasing, capital markets operations and consumer finance, both in the United States and abroad. AIG also provides asset management services to institutions and individuals.

    In the first quarter of 2010, AIG and ALICO Holdings LLC, a special purpose vehicle formed by AIG and the FRBNY, entered into a definitive agreement with MetLife, Inc. (MetLife) for the sale of ALICO by ALICO Holdings to MetLife, and the sale of Delaware American Life Insurance Company by AIG to MetLife, for approximately $15.5 billion, consisting of $6.8 billion in cash and the remainder in equity securities of MetLife, subject to closing adjustments.

    ALICO was part of the Foreign Life Insurance & Retirement Services segment and was principally based in Japan as well as in other international locations outside of Asia. In accordance with the accounting standard addressing the accounting for the impairment or disposal of long-lived assets, the consolidated results that follow have been updated to present the results of ALICO as a discontinued operation.

    In accordance with the terms of the FRBNY Credit Facility, net proceeds from dispositions, after taking into account taxes and transaction expenses, to the extent such proceeds do not represent capital of AIG's insurance subsidiaries required for regulatory or ratings purposes, are contractually required to be applied toward the repayment of the FRBNY Credit Facility as mandatory prepayments unless otherwise agreed with the FRBNY. As a

American International Group, Inc., and Subsidiaries

result of restructuring activities with respect to Nan Shan's immediate parent in the second quarter of 2010, the net proceeds from the expected sale of Nan Shan will no longer be required for rating or regulatory purposes with respect to AIG's insurance company subsidiaries. Therefore, it is now anticipated that a mandatory prepayment from net proceeds will be required upon closing. The mandatory prepayment will reduce the amount available to be borrowed under the FRBNY Credit Facility by the same amount as the prepayment. In conjunction with this anticipated prepayment, an allocation of interest expense, including periodic amortization of the prepaid commitment fee asset, is included in Income (loss) from discontinued operations, net of income tax expense (benefit), in the table below.

    The interest expense allocated to discontinued operations was based on the estimated gross proceeds of $2.15 billion less the escrow deposit multiplied by the daily interest rate on the FRBNY Credit Facility for each respective period. The periodic amortization of the prepaid commitment fee allocated to discontinued operations was determined based on the ratio of funds committed to repay the FRBNY Credit Facility to the total available amount under the FRBNY Credit Facility.

    On June 3, 2010, AIG entered into a $325 million escrow agreement with the purchasers of Nan Shan, whereby on the closing of the sale, the purchasers will deposit $325 million of the $2.15 billion purchase price into an escrow account for possible use by Nan Shan if its risk based capital ratio falls below 200 percent during the four-year period after the closing of the sale. Remaining amounts in escrow will be released to AIG at the end of that period. On June 21, 2010, AIG and the buyers agreed to extend the agreement to sell deadline to purchase Nan Shan to October 12, 2010 to allow more time for regulatory approval.

American International Group, Inc., and Subsidiaries

Consolidated Results

The following table presents AIG's consolidated results of operations:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Revenues:
Premiums and other considerations	$54,767	$66,460	$64,629	(18)%	3%
Net investment income	20,373	11,633	25,302	75	(54)
Net realized capital losses	(5,935)	(49,544)	(3,206)	-	-
Unrealized market valuation gains (losses) on AIGFP super senior credit default swap portfolio	1,418	(28,602)	(11,472)	-	-
Other income (loss)	11,500	(1,793)	13,801	-	-

Total revenues	82,123	(1,846)	89,054	-	-

Benefits, claims and expenses:
Policyholder benefits and claims incurred	52,798	53,515	53,409	(1)	-
Policy acquisition and other insurance expenses	16,942	21,772	16,490	(22)	32
Interest expense	15,184	16,892	4,751	(10)	256
Restructuring expenses and related asset impairment and other expenses	1,274	787	-	62	-
Net loss on sale of divested businesses	1,271	-	-	-	-
Other expenses	9,516	10,490	8,475	(9)	24

Total benefits, claims and expenses	96,985	103,456	83,125	(6)	24

Income (loss) from continuing operations before income tax expense (benefit)	(14,862)	(105,302)	5,929	-	-
Income tax expense (benefit)	(1,500)	(9,256)	521	-	-

Income (loss) from continuing operations	(13,362)	(96,046)	5,408	-	-
Income (loss) from discontinued operations, net of income tax expense (benefit)	1,049	(4,341)	2,080

Net income (loss)	(12,313)	(100,387)	7,488	-	-
Less:
Income (loss) from continuing operations attributable to noncontrolling interests:
Noncontrolling nonvoting, callable, junior and senior preferred interests held by Federal Reserve Bank of New York	140	-	-	-	-
Other	(1,574)	(986)	1,209	-	-

Total Income (loss) from continuing operations attributable to noncontrolling interests	(1,434)	(986)	1,209	-	-
Income (loss) from discontinued operations attributable to noncontrolling interests	70	(112)	79	-	-

Total net income (loss) attributable to non- controlling interests	(1,364)	(1,098)	1,288	-	-

Net income (loss) attributable to AIG	$(10,949)	$(99,289)	$6,200	-%	-%

American International Group, Inc., and Subsidiaries

Premiums and Other Considerations

2009 and 2008 Comparison

    Premiums and other considerations decreased in 2009 compared to 2008 primarily due to:

  •
  a reduction of $5.4 billion in 2009 due to dispositions that did not meet the criteria for discontinued operations accounting. These were primarily related to the sale of HSB Group, Inc. (HSB), 21st Century and AIG Life Canada in 2009 and the deconsolidation of Transatlantic in 2009;

  •
  a decline in Commercial Insurance net premiums written due to reductions in workers' compensation, construction, real estate and transportation lines of business;

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  a decrease in Foreign General Insurance due to the negative effect of foreign exchange;

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  a decrease in Domestic Life Insurance premiums, primarily due to lower payout annuities and the sale of AIG Life Canada; and

  •
  a decrease in Foreign Life Insurance & Retirement Services primarily due to generally weak economic conditions and lower fee income related to investment-linked products.

2008 and 2007 Comparison

    Premiums and other considerations increased in 2008 compared to 2007 primarily due to:

  •
  growth in Foreign Life Insurance & Retirement Services resulting from increased production and favorable foreign exchange rates;

  •
  an increase in Foreign General Insurance due to growth in commercial and consumer lines driven by new business from both established and new distribution channels, a decrease in the use of reinsurance and favorable foreign exchange rates; and

  •
  growth in Domestic Life Insurance due to an increase in sales of payout annuities sales and growth in life insurance business in force.

    These increases were partially offset by a decline in Commercial Insurance premiums primarily from lower U.S. workers' compensation premiums attributable to declining rates, lower employment levels and increased competition, as well as a decline in other casualty lines of business.

American International Group, Inc., and Subsidiaries

Net Investment Income

The following table summarizes the components of consolidated Net investment income:

	Years Ended December 31,			Percentage Increase/ (Decrease)
(in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Fixed maturities, including short-term investments	$15,774	$17,637	$18,315	(11)%	(4)%
Maiden Lane interests	391	(1,112)	-	-	-
Equity securities	389	395	406	(2)	(3)
Interest on mortgage and other loans	496	546	589	(9)	(7)
Partnerships	(25)	(2,078)	3,380	-	-
Mutual funds	388	(883)	486	-	-
Real estate	1,115	1,110	1,032	-	8
Other investments	395	527	588	(25)	(10)

Total investment income before policyholder income and trading gains (losses)	18,923	16,142	24,796	17	(35)
Policyholder investment income and trading gains (losses)	2,321	(3,674)	1,407	-	-

Total investment income	21,244	12,468	26,203	70	(52)
Investment expenses	871	835	901	4	(7)

Net investment income	$20,373	$11,633	$25,302	75%	(54)%

2009 and 2008 Comparison

    Net investment income increased in 2009 compared to 2008 primarily due to:

  •
  increased policyholder investment income and trading gains and losses for Foreign Life Insurance & Retirement Services (together, policyholder trading gains (losses)), compared to 2008. Policyholder trading losses are offset by a change in Policyholder benefits and claims incurred and generally reflect the trends in equity markets, principally in Japan and Asia;

  •
  gains associated with the change in fair value of AIG's investment in ML III of $419 million in 2009 resulting from improvements in valuation, primarily resulting from the shortening of the weighted average life from 10.9 years to 9.6 years, and the narrowing of credit spreads by approximately 100 basis points. Adversely affecting the fair value is the decrease in cash flows primarily due to an increase in projected credit losses in the underlying collateral securities; and

  •
  income from mutual fund investments in 2009 compared to losses in 2008 and a decrease in partnership losses in 2009, in each case reflecting stronger market conditions in 2009 than in 2008.

    These increases were partially offset by:

  •
  lower levels of invested assets, including the effect of divested businesses, in 2009 compared to 2008; and

  •
  lower returns as a result of increased levels of short-term investments that were held for liquidity purposes.

2008 and 2007 Comparison

    Net investment income decreased in 2008 compared to 2007 due to:

  •
  losses from partnership and mutual fund investments reflecting significantly weaker market conditions in 2008 than in 2007;

  •
  policyholder trading losses for Foreign Life Insurance & Retirement Services in 2008 compared to policyholder trading gains in 2007, reflecting equity market declines;

American International Group, Inc., and Subsidiaries

  •
  losses related to AIG's economic interest in ML II and investment in ML III of approximately $1.1 billion in 2008; and

  •
  the effect of increased levels of short-term investments, for liquidity purposes.

Net Realized Capital Gains (Losses)

	Years Ended December 31,
(in millions)	2009	2008	2007

Sales of fixed maturity securities	$985	$(4,942)	$(371)
Sales of equity securities	359	62	874
Sales of real estate and loans	(13)	161	162
Other-than-temporary impairments:
Severity	(1,754)	(25,520)	(1,467)
Change in intent	(990)	(11,002)	(870)
Foreign currency declines	(320)	(1,725)	(400)
Issuer-specific credit events	(4,068)	(5,142)	(482)
Adverse projected cash flows on structured securities	(137)	(1,621)	(443)
Provision for loan losses	(651)	-	-
Foreign exchange transactions	(842)	2,560	(693)
Derivative instruments	1,640	(3,331)	34
Other	(144)	956	450

Total	$(5,935)	$(49,544)	$(3,206)

2009 and 2008 Comparison

    Net realized capital losses decreased in 2009 compared to 2008 primarily due to the following:

  •
  the 2008 period included non-credit impairments (i.e. severity losses) throughout the year that are no longer required for fixed maturity securities due to the adoption of the new other-than-temporary impairments accounting standard commencing in the second quarter of 2009. Additionally, other-than-temporary impairments declined from the 2008 period due to improved market conditions. See Note 6 to the Consolidated Financial Statements; and Investments — Other-Than-Temporary Impairments.

  •
  gains on sales of fixed maturity securities in 2009 compared to losses in 2008 reflecting improvement in the credit markets.

  •
  gains on derivative instruments not qualifying for hedge accounting treatment in 2009 compared to losses in 2008 resulting from weakening of the U.S. dollar.

    Partially offsetting the above items were losses on sales of real estate and other assets in 2009. Additionally, Net realized capital losses includes foreign exchange translation losses in 2009 compared to gains in 2008 primarily resulting from the weakening of the U.S. dollar.

2008 and 2007 Comparison

    Net realized capital losses increased in 2008 compared to 2007 primarily due to an increase in other-than-temporary impairment charges. The increase in other-than-temporary impairment charges included the following significant items:

  •
  an increase in severity losses primarily related to certain RMBS, other structured securities and securities of financial institutions due to rapid and severe market valuation declines where the impairment period was not deemed temporary;

  •
  losses related to the change in AIG's intent and ability to hold to recovery certain securities, primarily those held as collateral in the securities lending program;

American International Group, Inc., and Subsidiaries

  •
  issuer-specific credit events, including charges associated with investments in financial institutions; and

  •
  adverse projected cash flows on certain impaired structured securities.

    These other-than-temporary impairment charges were partially offset by the favorable effect of foreign exchange translation due to strengthening of the U.S. dollar. See Investments — Other-Than-Temporary Impairments.

    During the fourth quarter of 2008, certain AIG securities lending transactions met the requirements of sale accounting because collateral received was insufficient to fund substantially all of the cost of purchasing replacement assets for the securities lent to various counterparties. Accordingly, AIG recognized a loss of $2.4 billion on deemed sales of these securities. Also, Net realized capital losses in 2008 included a loss of $2.3 billion, incurred in the fourth quarter of 2008, on RMBS prior to their purchase by ML II. See Note 6 to the Consolidated Financial Statements.

Unrealized Market Valuation Gains (Losses) on AIGFP Super Senior Credit Default Swap Portfolio

2009 and 2008 Comparison

    AIGFP reported unrealized market valuation gains related to its super senior credit default swap portfolio of $1.4 billion in 2009 and unrealized market valuation losses of $28.6 billion in 2008. The change in the unrealized market valuation gains (losses) related to AIGFP's super senior credit default swap portfolio was due to the substantial decline in outstanding net notional amount resulting from the termination of contracts in the fourth quarter of 2008 associated with the ML III transaction and the improvement in market conditions in 2009, as well as the narrowing of corporate credit spreads.

2008 and 2007 Comparison

    The unrealized market valuation losses on AIGFP's super senior credit default swap portfolio increased in 2008 compared to 2007 due to significant widening in credit spreads and the downgrades of RMBS and CDO securities by rating agencies in 2008 driven by the credit concerns resulting from U.S. residential mortgages and the severe liquidity crisis affecting the markets. In connection with the termination of $62.1 billion net notional amount of CDS transactions related to multi-sector CDOs purchased in the ML III transaction, AIG Financial Products Corp. paid $32.5 billion through the surrender of collateral previously posted (net of $2.5 billion received pursuant to the shortfall agreement), of which $2.5 billion (included in Other income (loss)) was related to certain 2a-7 Put transactions written on multi-sector CDOs purchased by ML III. These losses did not affect income, as unrealized market valuation losses were already recorded in income.

    See Note 6 to the Consolidated Financial Statements.

Other Income (Loss)

2009 and 2008 Comparison

    Other income increased in 2009 compared to 2008 due to:

  •
  a net credit valuation adjustment gain of $2.8 billion in 2009 compared to a net credit valuation adjustment loss of $9.5 billion in 2008 on AIGFP's assets and liabilities which are measured at fair value, excluding gains reflected in Unrealized market valuation gains (losses) on AIGFP super senior credit default swap portfolio;

  •
  an improvement of $5.5 billion reflecting the positive effect of hedging activities that did not qualify for hedge accounting, which was driven by the weakening of the U.S. dollar against most major currencies during 2009.

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    These increases were partially offset by:

  •
  a $2.4 billion decline in noncore Institutional Asset Management revenues due to impairments on proprietary real estate and private equity investments and lower base management fees on lower base assets under management in 2009;

  •
  a decline of $1.0 billion in income from consolidated managed partnerships and funds, which is partially offset by Net income (loss) attributable to noncontrolling interests; and

  •
  lower finance charges and other revenues in Consumer Finance reflecting the sales of AGF real estate portfolios as part of AGF's liquidity management efforts as well as the effect of sales of Consumer Finance businesses in 2009.

2008 and 2007 Comparison

    Other Income (loss) decreased in 2008 compared to 2007 primarily due to increased losses in Capital Markets of $13.7 billion, which includes a credit valuation adjustment of $9.1 billion on AIGFP's assets and liabilities which are measured at fair value.

    These decreases were partially offset by increased rental revenues for ILFC, driven by a larger aircraft fleet and higher lease rates.

Policyholder Benefits and Claims Incurred

2009 and 2008 Comparison

    Policyholder benefits and claims incurred decreased in 2009 compared to 2008 due to:

  •
  a reduction of $5.2 billion due to dispositions which did not meet the criteria for discontinued operations accounting. These were primarily related to the sale of HSB, 21st Century and AIG Life Canada in 2009 and the deconsolidation of Transatlantic in 2009;

  •
  catastrophe-related losses of $53 million in 2009 compared to $1.6 billion in 2008 (losses in 2008 were primarily related to hurricanes Ike and Gustav); and

  •
  the effects of lower production levels for General Insurance and Domestic Life & Retirement Services.

    These decreases were partially offset by:

  •
  higher incurred policy losses and benefits expenses for Foreign Life Insurance & Retirement Services due to policyholder trading gains of $2.3 billion in 2009 compared to policyholder trading losses of $3.5 billion in 2008 as discussed above in Net Investment Income; and

  •
  adverse development from prior years in Commercial Insurance primarily for excess casualty and excess workers' compensation and increased current year losses in Foreign General Insurance from exposure to financial lines claims.

2008 and 2007 Comparison

    Policyholder benefits and claims incurred increased slightly in 2008 compared to 2007 due to higher claims and claims adjustment expenses of $5.6 billion in AIG's General Insurance operations and Noncore insurance businesses, which reflected increased catastrophe losses of $1.5 billion principally from hurricanes Ike and Gustav. Results for 2008 also included a $1.8 billion increase in Mortgage Guaranty claims incurred, reflecting the deterioration of the U.S. housing market. These increases were offset by a $4.9 billion reduction in incurred policy losses and benefits expense for Foreign Life Insurance & Retirement Services related to policyholder trading gains (losses) as discussed above in Net Investment Income.

American International Group, Inc., and Subsidiaries

Policy Acquisition and Other Insurance Expenses

2009 and 2008 Comparison

    Policy acquisition and other insurance expenses decreased in 2009 compared to 2008 primarily due to:

  •
  a reduction of $1.9 billion due to dispositions, primarily sales of HSB, 21st Century and AIG Life Canada in 2009 and the deconsolidation of Transatlantic in 2009;

  •
  a reduction of $3.3 billion due to goodwill impairment charges recorded in 2008 as discussed below; and

  •
  the effects of lower production levels for General Insurance and both Domestic and Foreign Life Insurance & Retirement Services.

2008 and 2007 Comparison

    Policy acquisition and other insurance expenses increased in 2008 compared to 2007 due to:

  •
  a $2.4 billion increase in General Insurance expenses primarily due to goodwill impairment charges of $1.2 billion from Commercial Insurance primarily related to goodwill of HSB;

  •
  a $174 million increase in Domestic Life Insurance & Retirement Services expenses primarily due to $1.2 billion of goodwill impairment charges, partially offset by changes in deferred acquisition costs;

  •
  an increase of $1.7 billion in Foreign Life Insurance & Retirement Services expenses as a result of the effect of foreign exchange, growth in the business and the effect of the implementation of the new fair value option accounting standard; and

  •
  Goodwill impairment charges of $878 million in 2008 from Noncore insurance businesses.

Interest Expense

2009 and 2008 Comparison

    Interest expense decreased in 2009 compared to 2008 primarily due to lower interest expense on the FRBNY Credit Facility. Interest expense on the FRBNY Credit Facility was $10.2 billion in 2009 compared to $11.3 billion in 2008. Interest expense in 2009 included $8.3 billion of amortization of the prepaid commitment fee asset, including accelerated amortization of $5.2 billion in connection with the $25 billion reduction in the outstanding balance and maximum lending commitment under the FRBNY Credit Facility. See Note 1 to the Consolidated Financial Statements. Interest expense in 2008 included $9.2 billion of amortization of the prepaid commitment fee asset associated with the FRBNY Credit Facility, including accelerated amortization of $6.6 billion in connection with the November 25, 2008 restructuring of the FRBNY Credit Facility. During 2009, interest expense benefited from a reduced interest rate on the FRBNY Credit Facility (weighted average rate of 4.5 percent in 2009 compared to 10.6 percent in 2008); however, because the facility was outstanding for the full year in 2009 compared to only 107 days in 2008, the favorable impact was largely offset.

2008 and 2007 Comparison

    Interest expense increased in 2008 compared to 2007 on higher levels of borrowings primarily due to the interest expense on the FRBNY Credit Facility, inclusive of the amortization of the prepaid commitment fee asset. Interest expense in 2008 also included interest on the junior subordinated debt and Equity Units from the dates of issuance in May 2008.

Restructuring Expenses and Related Asset Impairment and Other Expenses

    In the fourth quarter of 2008, following receipt of federal government assistance, AIG commenced an organization-wide restructuring plan, which AIG continued to develop and modify throughout 2009. In connection with activities under this plan, AIG recorded restructuring and separation expenses of $1.3 billion in 2009, consisting

American International Group, Inc., and Subsidiaries

of severance expenses of $163 million, contract termination expenses of $52 million, asset write-downs of $129 million, other exit expenses of $422 million, and separation expenses of $508 million.

    Other exit expenses primarily include professional fees related to (i) disposition activities, (ii) AIG's capital restructuring program with the FRBNY and the Department of the Treasury and (iii) unwinding of AIGFP's businesses and portfolios.

    Severance and separation expenses for 2009 described above include retention awards of $446 million to key employees to maintain ongoing business operations and facilitate the successful execution of the restructuring and asset disposition plan. The awards under these retention plans were granted in 2008 and are accrued ratably over the future service periods, which range from 2008 to 2011. The total amount expected to be incurred related to these 2008 retention plans is approximately $988 million. AIG made payments to the employees under these plans in 2008 and 2009 and expects to make further payments through 2011. The ultimate amount paid could be less primarily due to the effect of forfeitures.

The following table presents amounts charged to expense, and expected to be charged to expense, and the total amounts expected to be incurred under the 2008 retention plans, by reportable segment:

(In millions)	General Insurance	Domestic Life Insurance & Retirement Services	Foreign Life Insurance & Retirement Services	Financial Services	Other	Total

Amounts charged to expense:
Year Ended December 31, 2009	$122	$56	$38	$173	$57	$446
Year Ended December 31, 2008	83	52	7	288	96	526
Cumulative incurred since inception of restructuring plan(a)	205	108	45	461	153	972
Amounts expected to be incurred in future periods:
2010	2	-	11	-	2	15
2011	-	-	1	-	-	1

Total amounts expected to be incurred in future periods	2	-	12	-	2	16

Total amounts expected to be incurred(b)	$207	$108	$57	$461	$155	$988

(a)
Includes an adjustment of $51 million in Financial Services to increase the cumulative amount incurred since inception for retention amounts paid in 2008.

(b)
At December 31, 2009, remaining amounts payable totaled $393 million.

    Total restructuring and separation expenses could have a material effect on future consolidated results of operations and cash flows for an individual reporting period.

    See Note 3 to the Consolidated Financial Statements for additional discussion regarding restructuring and separation expenses.

Net loss on Sale of Divested Businesses

    Includes the net loss on sales of divested businesses during 2009 that did not qualify as discontinued operations.

Other Expenses

2009 and 2008 Comparison

    Other expenses for 2009 decreased compared to 2008 primarily due to a decrease in compensation-related costs for Parent and Other operations and the noncore Asset Management businesses, including the effect of deconsolidation of certain portfolio investments and the sale of Private Bank, a Swiss bank. Additionally, goodwill impairment charges of $612 million in 2009 are reflected in the Other operations category primarily related to the noncore Institutional

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Asset Management business compared to goodwill impairment charges of $791 million recorded in 2008 discussed below.

2008 and 2007 Comparison

    Other expenses increased in 2008 compared to 2007 primarily due to goodwill impairment charges of $791 million in 2008 in the Financial Services segment related to the Consumer Finance and Capital Markets businesses, which resulted from the downturn in the housing markets, the credit crisis and the intent to unwind AIGFP's businesses and portfolios. In addition, Other expenses in 2008 increased compared to 2007 due to higher AGF provisions for finance receivable losses of $674 million in response to the higher levels of delinquencies in AGF's finance receivable portfolio.

Income Tax Expense (Benefit)

2009, 2008 and 2007 Effective Tax Rate Analysis

    The effective tax rate on the pre-tax loss from continuing operations for the year ended December 31, 2009 was lower than the statutory rate of 35 percent due primarily to increases in the valuation allowance and reserve for uncertain tax positions, partially offset by tax exempt interest and the change in investment in subsidiaries which was principally related to changes in the estimated U.S. tax liability with respect to the potential sale of subsidiaries.

    At December 31, 2009, AIG reported a net deferred tax asset after valuation allowance of $5.9 billion. Included in this net deferred tax asset is a valuation allowance of $23.7 billion and deferred tax liabilities of $18.5 billion. Management determined, from pending dispositions and tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax assets and excluding projected future operating income, that it is more likely than not that the remaining $5.9 billion net deferred tax asset is realizable.

    The effective tax rate on the pre-tax loss from continuing operations for the year ended December 31, 2008 was lower than the statutory rate of 35 percent due primarily to the change in investment in subsidiaries, nondeductible goodwill impairment and a valuation allowance to reduce deferred tax assets to the amount that AIG believes is more likely than not to be realized.

    The effective tax rate on the pre-tax income from continuing operations for the year ended December 31, 2007 was lower than the statutory rate of 35 percent due primarily to increases in tax exempt interest and the effect of foreign operations, partially offset by an increase in uncertain tax positions.

    See Note 21 to the Consolidated Financial Statements for further discussion on income tax on continuing operations as well as discussion of the impact on discontinued operations.

Discontinued Operations

Total revenues and pre-tax income (loss) for entities reported as discontinued operations were as follows:

				Percentage Increase/(Decrease)					Percentage Increase/(Decrease)
	Total Revenues					Pre-tax Income (Loss)
Years Ended December 31, (in millions)				2009 vs. 2008	2008 vs. 2007				2009 vs. 2008	2008 vs. 2007
	2009	2008	2007			2009	2008	2007

ALICO	$13,881	$8,742	$14,578	59%	(40)%	$1,399	$(1,111)	$2,205	-%	-%
Nan Shan	7,185	4,208	6,432	71	(35)	983	(2,233)	809	-	-
Loss on sale of Nan Shan	-	-	-	-	-	(2,758)	-	-	-	-
Interest expense allocation*	-	-	-	-	-	(185)	(115)	-	-	-

Total	$21,066	$12,950	$21,010	63%	(38)%	$(561)	$(3,459)	$3,014	-%	-%

*
Represents interest expense, including periodic amortization of the prepaid commitment fee asset, on the anticipated mandatory prepayment on the FRBNY Credit Facility related to the expected sale of Nan Shan.

American International Group, Inc., and Subsidiaries

American Life Insurance Company

2009 and 2008 Comparison

    ALICO's total revenues increased primarily due to higher net investment income and lower net realized capital losses partially offset by lower premiums and other considerations. Net investment income increased significantly due to higher policyholder trading gains, which were offset by a change in policyholder benefits and claims incurred, and higher partnership and mutual fund returns. Policyholder trading gains increased by $4.9 billion in 2009 compared to 2008. Partnership and mutual fund income was $41 million in 2009 compared to losses of $158 million in 2008. Net realized capital losses declined principally due to significantly lower other-than-temporary impairments.

    ALICO reported pre-tax income in 2009 compared to a loss in 2008 primarily due to the following:

  •
  decline in net realized capital losses noted above;

  •
  losses of $2 million in 2009 related to trading gains (losses) and change in benefit reserves associated with investment-oriented products in the U.K. compared to losses of $413 million in 2008;

  •
  deferred acquisition cost (DAC) and sales inducements assets (SIA) benefits related to net realized capital gains of $232 million in 2009 compared to charges of $83 million in 2008;

  •
  higher partnership and mutual fund returns in 2009 as mentioned above; and

  •
  actuarial charges related to unlocking assumptions of $4 million in 2009 compared to $93 million in 2008.

    These increases were partially offset by a charge of $58 million in 2009 related to a security breach with respect to policyholder data in Japan.

2008 and 2007 Comparison

    Total revenues declined in 2008 compared to 2007 primarily due to significantly higher net realized capital losses and lower net investment income, partially offset by higher premiums and other considerations. Net realized capital losses increased due to significantly higher other-than-temporary impairments. Net investment income declined primarily due to policyholder trading losses of $3.3 billion in 2008 compared to gains of $1.4 billion in 2007.

    ALICO reported a pre-tax loss in 2008 compared to pre-tax income in 2007 primarily due to the following:

  •
  higher net realized capital losses noted above;

  •
  higher losses of $262 million on certain investment-oriented products in the U.K. due to fair value trading losses partially offset by a positive change in benefit reserves resulting from changes to the Premier Access Bond product following significant surrender activity as a result of the AIG liquidity issues in mid-September 2008; and

  •
  higher benefit costs, net of related DAC unlocking, of $106 million principally related to volatility in the Japanese equity market and declines in interest rates.

    Partially offsetting these declines were charges in 2007 related to the project to increase standardization of AIG's actuarial systems of $152 million, the positive effect of foreign exchange and additional claims expense in 2007 of $30 million related to an industry-wide regulatory claims review in Japan.

Nan Shan Life Insurance Company

2009 and 2008 Comparison

    Total revenues increased primarily due to net realized capital gains of $724 million in 2009 compared to net realized capital losses of $2.8 billion in 2008. The net realized capital gains more than offset lower premiums and other considerations, which declined due to lower sales and a change in product mix, and lower net investment income, which declined due to de-risking of the investment portfolio.

    Nan Shan reported pre-tax income in 2009 compared to a pre-tax loss in 2008 due to the same factors.

American International Group, Inc., and Subsidiaries

2008 and 2007 Comparison

    Total revenues declined in 2008 compared to 2007 due to an increase in net realized capital losses of $2.7 billion. The higher net realized capital losses were driven primarily by other-than-temporary impairments of invested assets and losses on derivative instruments hedging foreign currency risk.

    Pre-tax income declined in 2008 compared to 2007 primarily due to higher net realized capital losses and the positive effect in 2007 of $222 million related to a project to increase standardization of actuarial systems and processes.

    See Note 2 to the Consolidated Financial Statements.

Segment Results

The following table summarizes the operations of each reportable segment. (See also Note 4 to Consolidated Financial Statements.)

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Total revenues:
General Insurance	$35,023	$33,793	$40,278	4%	(16)%
Domestic Life Insurance & Retirement Services	11,366	(19,634)	18,189	-	-
Foreign Life Insurance & Retirement Services	19,076	8,765	18,110	118	(52)
Financial Services	9,576	(31,095)	(1,309)	-	-
Other	9,164	8,450	14,162	8	(40)
Consolidation and eliminations	(2,082)	(2,125)	(376)	-	-

Total	82,123	(1,846)	89,054	-	-

Net realized capital gains (losses):
General Insurance	(530)	(4,284)	(244)	-	-
Domestic Life Insurance & Retirement Services	(3,514)	(36,412)	(2,735)	-	-
Foreign Life Insurance & Retirement Services	(418)	(5,182)	182	-	-
Financial Services	55	(498)	(100)	-	-
Other	(1,528)	(3,168)	(309)	-	-

Total	(5,935)	(49,544)	(3,206)	-	-

Pre-tax income (loss):
General Insurance	164	(2,488)	10,083	-	-
Domestic Life Insurance & Retirement Services	(1,179)	(34,948)	3,070	-	-
Foreign Life Insurance & Retirement Services	2,012	(2,306)	3,336	-	-
Financial Services	517	(40,821)	(9,515)	-	-
Other	(15,768)	(23,671)	(1,699)	-	-
Consolidation and eliminations	(608)	(1,068)	654	-	-

Total	$(14,862)	$(105,302)	$5,929	-%	-%

General Insurance Operations

    The General Insurance results were recast because the segment included certain general insurance operations of ALICO, including a Brazilian joint venture, Unibanco. Unibanco was sold in the latter part of 2008.

    AIG's General Insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance both domestically and abroad.

    As previously noted, AIG believes it should present and discuss its financial information in a manner most meaningful to its financial statement users. Accordingly, in its General Insurance business, AIG uses underwriting profit (loss) to assess performance of the General Insurance business rather than statutory underwriting profit (loss).

American International Group, Inc., and Subsidiaries

    In order to better align financial reporting with the manner in which AIG's chief operating decision makers review the businesses to make decisions about resources to be allocated and to assess performance, beginning in 2009, the results for Transatlantic, 21st Century, and Mortgage Guaranty, previously reported as part of the General Insurance operating segment, are now included in AIG's Other operations category. In addition, the historical results of HSB (which was sold on March 31, 2009), which were previously included in Commercial Insurance, are also now included in AIG's Other operations category. Additionally, beginning in 2009 General Insurance results include the equity income (loss) from certain equity method investments which were previously included as part of AIG's Other operations category. Prior period amounts have been revised to conform to the current presentation.

General Insurance Results

The following table presents General Insurance results:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Underwriting results:
Net premiums written	$30,653	$34,531	$36,154	(11)%	(4)%
Decrease (increase) in unearned premiums	1,608	979	(951)	64	-

Net premiums earned	32,261	35,510	35,203	(9)	1
Claims and claims adjustment expenses incurred	25,362	25,524	21,871	(1)	17
Change in deferred acquisition costs	241	64	(306)	277	-
Other underwriting expenses	9,256	10,693	8,630	(13)	24

Underwriting profit (loss)	(2,598)	(771)	5,008	-	-

Net investment income	3,292	2,567	5,319	28	(52)
Net realized capital losses	(530)	(4,284)	(244)	-	-

Pre-tax income (loss)	$164	$(2,488)	$10,083	-%	-%

General Insurance Underwriting Results

    In managing its general insurance businesses, AIG analyzes the operating performance of its businesses using underwriting profit. Underwriting profit is derived by reducing net premiums earned by claims and claims adjustment expenses incurred and underwriting expenses, including the change in deferred acquisition costs.

    AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. The loss ratio is the sum of claims and claims adjustment expenses divided by net premiums earned. The expense ratio is underwriting expenses divided by net premiums earned. These ratios are relative measurements that describe, for every $100 of net premiums earned, the cost of losses and expenses, respectively. A combined ratio of less than 100 indicates an underwriting profit and over 100 indicates an underwriting loss.

    Net premiums written are initially deferred and earned based upon the terms of the underlying policies. The net unearned premium reserve constitutes deferred revenues which are generally earned ratably over the policy period.

    The underwriting environment varies from country to country, as does the degree of litigation activity. Regulation, product type and competition have a direct effect on pricing and consequently on profitability as reflected in underwriting profit and general insurance ratios.

General Insurance Net Premiums Written

    General Insurance net premiums written decreased in 2009 compared to 2008 as Commercial Insurance net premiums written reflected reductions in insurable exposures primarily driven by the effect of the adverse economic conditions on workers' compensation, construction, real estate and transportation lines of business. The decline in

American International Group, Inc., and Subsidiaries

Foreign General Insurance net premiums written was primarily due to the negative impact from changes in foreign exchange rates and general economic conditions which continued to negatively affect the generation of new business.

    General Insurance net premiums written decreased in 2008 compared to 2007, as Commercial Insurance net premiums written reflected a decline in workers' compensation and other casualty lines of business. These declines were largely offset by growth in Foreign General Insurance from both established and new distribution channels and the positive effect of changes in foreign exchange rates.

AIG transacts business in most major foreign currencies. The following table summarizes the effect of changes in foreign currency exchange rates on the growth of General Insurance net premiums written:

Years Ended December 31,	2009 vs. 2008	2008 vs. 2007

Decrease in original currency*	(9.7)%	(6.2)%
Foreign exchange effect	(1.5)	1.7

Decrease as reported in U.S. dollars	(11.2)%	(4.5)%

*
Computed using a constant exchange rate for each period.

General Insurance Underwriting Ratios

The following table summarizes General Insurance GAAP combined ratios:

Years Ended December 31,	2009	2008	2007

Loss ratio	78.6	71.9	62.1
Expense ratio	29.4	30.3	23.6

Combined ratio	108.0	102.2	85.7

    The increase in the General Insurance combined ratio for 2009 compared to 2008 primarily resulted from the following:

•
prior year development increased incurred losses by $2.8 billion in 2009 and decreased incurred losses by $39 million in 2008. The 2009 prior year development includes a fourth quarter reserve strengthening charge of $2.3 billion in Commercial Insurance primarily related to excess casualty and excess workers' compensation, two long-tail lines of business, largely from accident years 2002 and prior;

•
lower levels of favorable development related to loss sensitive policies for Commercial Insurance which amounted to $118 million in 2009 compared to $339 million in 2008. This favorable development is reflected in overall development amounts above and relates to loss sensitive policies that have no material effect on underwriting profit as the amounts are substantially offset by a decline in earned premiums; and

•
effects of premium rate decreases and changes in loss trends.

    These increases were partially offset by the following:

•
a loss ratio for accident year 2009 recorded in 2009 which was 1.5 points lower than the loss ratio for accident year 2008, resulting from a decline in catastrophe losses from $1.6 billion in 2008 to $53 million in 2009, accounting for 4.3 points of the decrease in the accident year loss ratio. This decrease in accident year loss ratio was partially offset by a $412 million increase in current year loss activity from the disruption in the financial markets as well as financial frauds claims in Foreign General Insurance. In 2009, the current accident year combined ratio was 99.2; and

•
a decline in the expense ratio of 0.9 points in 2009 compared to 2008 due primarily to a $1.2 billion impairment charge for goodwill remaining from the acquisition of HSB.

American International Group, Inc., and Subsidiaries

    The General Insurance combined ratio for 2008 increased compared to 2007, primarily due to an increase in the loss ratio. The loss ratio for accident year 2008 recorded in 2008 was 7.4 points higher than the loss ratio for accident year 2007 recorded in 2007. Catastrophe-related losses were $1.6 billion and $266 million in 2008 and 2007, respectively, accounting for 4.2 points of the increase in the accident year loss ratio. The loss ratio also increased for other property and casualty lines due to premium rate decreases and changes in loss trends. Development from prior years decreased incurred losses by $39 million in 2008 and decreased incurred losses by $657 million in 2007. The expense ratio for 2008 increased 3.3 points due to $1.2 billion of goodwill impairment charges primarily related to HSB.

General Insurance Investing Results

    Net investment income for General Insurance increased in 2009 compared to 2008 primarily due to improvement in returns from partnership investments of $561 million. Net investment income in 2008 declined substantially from 2007 due primarily to losses incurred on partnership investments, which resulted in a year over year decline in returns from partnerships of $2.0 billion.

    Net realized capital losses for General Insurance declined in 2009 compared to 2008 due to lower other-than-temporary impairments on investments as 2008 results reflected significant other-than-temporary impairment charges related to the deterioration in the fixed income markets.

    See Consolidated Results for further discussion on Net investment income and Net realized capital gains (losses).

Commercial Insurance Results

The following table presents Commercial Insurance results:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Underwriting results:
Net premiums written	$18,373	$21,243	$24,056	(14)%	(12)%
Decrease (increase) in unearned premiums	1,405	1,169	(349)	20	-

Net premiums earned	19,778	22,412	23,707	(12)	(5)
Claims and claims adjustment expenses incurred	17,943	18,255	16,148	(2)	13
Change in deferred acquisition costs	230	68	(112)	238	-
Other underwriting expenses	4,171	5,819	4,373	(28)	33

Underwriting profit (loss)	(2,566)	(1,730)	3,298	-	-

Net investment income	2,790	1,981	3,883	41	(49)
Net realized capital losses	(679)	(3,294)	(76)	-	-

Pre-tax income (loss)	$(455)	$(3,043)	$7,105	-%	-%

American International Group, Inc., and Subsidiaries

Commercial Insurance Underwriting Results

Commercial Insurance Net Premiums Written

The following table presents Commercial Insurance net premiums written by line of business:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

General liability/auto liability	$3,266	$3,687	$4,241	(11)%	(13)%
Workers' compensation	2,710	3,491	4,670	(22)	(25)
Property	2,345	2,269	2,130	3	7
Management/professional liability	1,856	2,166	2,469	(14)	(12)
Commercial umbrella/excess	1,738	2,251	2,671	(23)	(16)
A&H products	1,261	1,325	1,216	(5)	9
Multinational P&C	978	950	951	3	-
Private client group	926	964	747	(4)	29
Programs	741	900	906	(18)	(1)
Healthcare	564	646	720	(13)	(10)
Environmental	525	768	863	(32)	(11)
Aviation	219	276	320	(21)	(14)
Other	1,244	1,550	2,152	(20)	(28)

Total	$18,373	$21,243	$24,056	(14)%	(12)%

    Commercial Insurance net premiums written decreased in 2009 compared to 2008 primarily due to:

•
lower U.S. workers' compensation premiums due to declining rates, lower employment levels, increased competition and a strategy to remain price disciplined;

•
declines in the construction, real estate and transportation lines of business, which were negatively affected more than other lines by the credit crisis that limited capital for new projects and impacted the general liability and commercial umbrella lines of business; and

•
adverse effect of AIG's negative publicity in 2009.

    Commercial Insurance net premiums written decreased in 2008 compared to 2007 primarily due to declines in premiums from workers' compensation as well as other casualty lines. Declines in other casualty lines resulted from declining rates and reduced activity in the construction and transportation industries. Management and professional liability lines also declined compared to 2007 due to increased competition, particularly in the fourth quarter of 2008.

Commercial Insurance Underwriting Ratios

The following table presents Commercial Insurance GAAP combined ratios:

Years Ended December 31,	2009	2008	2007

Loss ratio	90.7	81.4	68.1
Expense ratio	22.3	26.3	18.0

Combined ratio	113.0	107.7	86.1

    The increase in the Commercial Insurance combined ratio for 2009 compared to 2008 primarily resulted from the following:

•
prior year development increased incurred losses by $2.7 billion in 2009 and by $23 million in 2008. The 2009 prior year development includes a fourth quarter reserve strengthening charge in Commercial Insurance of $2.3 billion primarily related to excess casualty and excess workers' compensation, two long-tail lines of business, largely from accident years 2002 and prior;

American International Group, Inc., and Subsidiaries

•
lower levels of favorable development related to loss sensitive policies which amounted to $118 million in 2009 compared to $339 million in 2008. This favorable development relates to loss sensitive policies that are substantially offset by a decline in earned premiums; and

•
the effects of premium rate decreases and adverse changes in loss trends.

    These increases were partially offset by the following:

•
loss ratio for accident year 2009 recorded in 2009 which was 4.4 points lower than the loss ratio for accident year 2008 recorded in 2008 resulting from a decline in catastrophe losses from $1.5 billion in 2008 to $53 million in 2009 accounting for 6.3 points of the decrease. In 2009, the current accident year combined ratio was 98.6; and

•
decline in the expense ratio of 4.0 points in 2009 compared to 2008 due primarily to $1.2 billion of goodwill impairment charges primarily related to HSB. Overall expenses, excluding the 2008 write-off of goodwill, declined $452 million, or 9.8 percent compared to 2008 due to lower variable expenses, but were partially offset by higher pension and restructuring costs. While Commercial Insurance is aggressively pursuing expense reductions, the impact of expense savings will lag the decline in net written premiums.

    The Commercial Insurance combined ratio increased in 2008 compared to 2007. The loss ratio for accident year 2008 recorded in 2008 included a 6.6 point effect related to catastrophe losses, and was 10.8 points higher than the loss ratio for accident year 2007 recorded in 2007. Prior year development increased incurred losses by $23 million in 2008 and reduced incurred losses by $371 million in 2007. Commercial Insurance expense ratio increased in 2008 compared to 2007 primarily due to the write-off of goodwill noted above. The remaining increase is due to the decline in net premiums earned and mix of business.

Commercial Insurance Investing Results

    Net investment income for Commercial Insurance increased in 2009 compared to 2008 primarily due to improvement in returns from partnership investments of $691 million. Net investment income in 2008 declined substantially from 2007 due primarily to losses incurred on partnership investments, which resulted in a year over year decline in returns from partnerships of $1.8 billion.

    Net realized capital losses for Commercial Insurance declined in 2009 compared to 2008 due to lower other-than-temporary impairments on investments as 2008 results reflected significant other-than-temporary impairment charges related to the deterioration in the fixed income markets.

    See Consolidated Results for further discussion on Net investment income and Net realized capital gains (losses).

Foreign General Insurance Results

The following table presents Foreign General Insurance results:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Underwriting results:
Net premiums written	$12,280	$13,288	$12,098	(8)%	10%
Decrease (increase) in unearned premiums	203	(190)	(602)	-	-

Net premiums earned	12,483	13,098	11,496	(5)	14
Claims and claims adjustment expenses incurred	7,419	7,269	5,723	2	27
Change in deferred acquisition costs	11	(4)	(194)	-	-
Other underwriting expenses	5,085	4,874	4,257	4	14

Underwriting profit (loss)	(32)	959	1,710	-	(44)

Net investment income	502	586	1,436	(14)	(59)
Net realized capital gains (losses)	149	(990)	(168)	-	-

Pre-tax income	$619	$555	$2,978	12%	(81)%

American International Group, Inc., and Subsidiaries

Foreign General Insurance Underwriting Results

Foreign General Insurance Net Premiums Written

The following table presents Foreign General Insurance net premiums written by line of business:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

A&H products	$3,722	$3,828	$3,440	(3)%	11%
Specialty lines	2,326	2,361	2,081	(1)	13
Personal lines	2,232	2,399	2,250	(7)	7
Casualty	1,678	1,957	1,716	(14)	14
Marine & Energy	700	654	585	7	12
Lloyds	635	623	830	2	(25)
Property	530	556	447	(5)	24
Aviation	261	304	293	(14)	4
Other	196	606	456	(68)	33

Total	$12,280	$13,288	$12,098	(8)%	10%

    Foreign General Insurance net premiums written decreased in 2009 compared to 2008 primarily due to:

  •
  negative effect of changes in foreign exchange rates, which contributed 3.8 percent to the decline;

  •
  general economic conditions which continued to negatively affect new business; and

  •
  adverse effect of negative publicity regarding AIG in 2009.

    Net premiums written increased in 2008 compared to 2007 due to growth in commercial and consumer lines driven by new business from established and new distribution channels, including the late 2007 acquisition of Württembergische und Badische Versicherungs — AG (WüBa) in Germany. New business in the commercial lines in the U.K. and Europe and decreases in the use of reinsurance increased net premiums earned, but were partially offset by declines in premium rates. Growth in personal accident business in Latin America, South East Asia and Europe also contributed to the increase. However, premiums from the Lloyd's Syndicate Ascot continued to decline.

AIG transacts business in most major foreign currencies. The following table summarizes the effect of changes in foreign currency exchange rates on the growth of Foreign General Insurance net premiums written:

Years Ended December 31,	2009	2008

Increase (decrease) in original currency*	(3.8)%	4.6%
Foreign exchange effect	(3.8)	5.2

Increase (decrease) as reported in U.S. dollars	(7.6)%	9.8%

*
Computed using a constant exchange rate for each period.

Foreign General Insurance Underwriting Ratios

The following table presents Foreign General Insurance combined ratios:

Years Ended December 31,	2009	2008	2007

Loss ratio	59.4	55.5	49.8
Expense ratio	40.8	37.2	35.3

Combined ratio	100.2	92.7	85.1

American International Group, Inc., and Subsidiaries

    The increase in the Foreign General Insurance combined ratio for 2009 compared to 2008 primarily resulted from the following:

  •
  an increase in the loss ratio of 3.3 points as a result of an increase in financial lines claims of $412 million arising from the disruption in the financial markets as well as financial frauds;

  •
  increases in current accident year loss ratio and severe losses were offset by a mild hurricane season, while 2008 was affected by natural catastrophes Hurricanes Gustav and Ike. For 2009, the current accident year combined ratio was 105.9 compared to 95.1 in 2008; and

  •
  an increase in the expense ratio in 2009 compared to 2008 due to increased separation costs, restructuring charges, certain costs associated with bad debt-related expenses, pension costs, as well as an increase in unearned premiums.

    The loss ratio in 2008 increased compared to 2007. The loss ratio for accident year 2008 recorded in 2008 was 3.7 points higher than the loss ratio recorded in 2007 for accident year 2007 primarily due to continued rate erosion and increased lower level claims frequency. Loss development on prior accident years increased the loss ratio by 0.5 points.

Foreign General Insurance Investing Results

    Foreign General Insurance Net investment income decreased in 2009 compared to 2008 primarily due to losses from an equity method investment, and lower yields on the fixed income portfolios, partially offset by improving mutual fund income due to improved market conditions. Net investment income decreased in 2008 compared to 2007 reflecting lower mutual fund and partnership income related to poor performance in the equity markets.

    Foreign General Insurance recorded Net realized capital gains in 2009 compared to net realized capital losses in 2008 due to the adoption of the new other-than-temporary impairment accounting standard commencing in the second quarter of 2009. Net realized capital losses in 2008 increased compared to 2007 due to higher other-than-temporary impairments on investments as 2008 results reflected significant charges related to the deterioration in the fixed income markets (see Consolidated Results — Net Realized Capital Gains (Losses) for further discussion). In 2007, realized capital gains and losses included $150 million of other-than-temporary impairments relating to an equity method investment.

Foreign Life Insurance & Retirement Services Operations

    AIG's Foreign Life Insurance & Retirement Services operations include insurance and investment-oriented products such as whole and term life, investment-linked, universal life and endowments, personal accident and health products, group products including pension, life and health, and fixed annuities. The Foreign Life Insurance & Retirement Services products are sold through independent producers, career agents, financial institutions and direct marketing channels.

    In managing its Foreign Life Insurance & Retirement Services businesses, AIG analyzes the operating performance of each business using pre-tax income (loss) before net realized capital gains (losses). Pre-tax income (loss) before net realized capital gains (losses) is not a substitute for pre-tax income determined in accordance with U.S. GAAP. However, AIG believes that the presentation of pre-tax income (loss) before net realized capital gains (losses) enhances the understanding of the operating performance of the Foreign Life Insurance & Retirement Services businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. The reconciliations to pre-tax income are provided in the table that follows.

    In order to better align financial reporting with the manner in which AIG's chief operating decision makers review the businesses to make decisions about resources to be allocated and to assess performance, beginning in 2009, the Foreign Life Insurance & Retirement Services results include the equity income (loss) from certain equity method investments, which were previously included as part of AIG's Other operations category. Prior period amounts have been revised to conform to the current presentation.

American International Group, Inc., and Subsidiaries

    Following the classification of ALICO and Nan Shan as discontinued operations (see Note 2 to the Consolidated Financial Statements), AIG's remaining Foreign Life Insurance & Retirement Services operations are conducted primarily through AIA Group Limited (AIA), American International Reinsurance Company Limited (AIRCO), AIG Star Life Insurance Co. Ltd (AIG Star) and AIG Edison Life Insurance Company (AIG Edison).

Foreign Life Insurance & Retirement Services Results

The following table presents Foreign Life Insurance & Retirement Services results:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Japan:
Premiums and other considerations	$3,551	$3,398	$3,116	5%	9%
Net investment income	1,370	1,176	1,363	16	(14)
Policyholder benefits and claims incurred	2,787	2,548	2,574	9	(1)
Policy acquisition and other expenses	1,208	1,019	889	19	15

Pre-tax income before net realized capital gains (losses)	926	1,007	1,016	(8)	(1)
Net realized capital gains (losses)	(835)	(2,667)	13	-	-

Pre-tax income (loss)	$91	$(1,660)	$1,029	-%	-%

Asia:
Premiums and other considerations	$9,301	$10,197	$9,349	(9)%	9%
Net investment income	5,272	(824)	4,100	-	-
Policyholder benefits and claims incurred	10,461	4,484	9,856	133	(55)
Policy acquisition and other expenses	2,608	3,020	1,455	(14)	108

Pre-tax income before net realized capital gains (losses)	1,504	1,869	2,138	(20)	(13)
Net realized capital gains (losses)	417	(2,515)	169	-	-

Pre-tax income (loss)	$1,921	$(646)	$2,307	-%	-%

Total Foreign Life Insurance & Retirement Services:
Premiums and other considerations	$12,852	$13,595	$12,465	(5)%	9%
Net investment income	6,642	352	5,463	-	(94)
Policyholder benefits and claims incurred	13,248	7,032	12,430	88	(43)
Policy acquisition and other expenses	3,816	4,039	2,344	(6)	72

Pre-tax income before net realized capital gains (losses)	2,430	2,876	3,154	(16)	(9)
Net realized capital gains (losses)	(418)	(5,182)	182	-	-

Pre-tax income (loss)	$2,012	$(2,306)	$3,336	-%	-%

    AIG transacts business in most major foreign currencies and therefore Premiums and other considerations reported in U.S. dollars vary by volume and from changes in foreign currency to U.S. dollar translation exchange rates.

The following table summarizes the effect of changes in foreign currency exchange rates on the growth of the Foreign Life Insurance & Retirement Services Premiums and other considerations:

Years Ended December 31,	2009	2008

Increase (decrease) in original currency*	(4.0)%	5.7%
Foreign exchange effect	(1.5)	3.4

Increase (decrease) growth as reported in U.S. dollars	(5.5)%	9.1%

*
Computed using a constant exchange rate each period.

2009 and 2008 Comparison

    Premiums and other considerations declined due to generally weak economic conditions and lower fee income related to investment-linked products. Net investment income increased significantly in 2009 compared to 2008 due to

American International Group, Inc., and Subsidiaries

policyholder trading gains which increased $5.9 billion and higher partnership and mutual fund income. Policyholder trading gains (losses) are offset by a change in policyholder benefits and claims incurred. The decrease in policy acquisition and other expenses resulted from lower new business sales.

    Pre-tax income before net realized capital losses for Foreign Life Insurance & Retirement Services declined in 2009 compared to 2008 primarily due to the following:

  •
  a $134 million loss recognition charge related to the Philippine operations;

  •
  DAC and SIA benefits related to net realized capital gains (losses) of $139 million in 2009 compared to $215 million in 2008;

  •
  actuarial charges related to unlocking of assumptions and changes in estimates of $115 million in 2009 primarily due to higher than anticipated surrenders related to a certain product in Korea, compared to charges of $42 million in 2008;

  •
  lower assets under management in investment-linked and retirement services portfolios in Japan and Asia;

  •
  lower investment margins due to de-risking activities and higher short-term liquidity in certain businesses;

  •
  actuarial charges in 2009 of $91 million for changes in estimate related to the ongoing project to increase standardization of AIG's actuarial systems and processes compared to a benefit of $151 million in 2008; and

  •
  higher expenses due to restructuring activities, including a $91 million impairment of capitalized costs in Japan related to the decision to terminate the previously planned merger of AIG Star Life and AIG Edison Life.

    These declines were partially offset by partnership and mutual fund income, net of policyholder trading gains and policyholder participating share, which amounted to $61 million of income in 2009 compared to losses of $338 million in 2008.

    Pre-tax income for Foreign Life Insurance & Retirement Services in 2009 reflected a decline in net realized capital losses compared to 2008 due principally to a significant decline in other-than-temporary impairments.

2008 and 2007 Comparison

    Premiums and other considerations increased primarily due to strong renewal premium growth in Asia, surrender related revenues in Korea and the positive effect of foreign exchange translation rates in Japan. Net investment income declined in 2008 compared to 2007 largely due to policyholder trading losses of $3.5 billion in 2008 compared to gains of $1.4 billion in 2007. The increase in policy acquisition and other expenses was primarily due to higher DAC amortization related to higher surrender benefits as a result of the implementation of the new fair value accounting standard in 2008, benefits related to actuarial adjustments in 2007 and the effect of foreign exchange.

    Pre-tax income before net realized capital gains (losses) for Foreign Life Insurance & Retirement Services decreased in 2008 compared to 2007 primarily due to lower partnership and mutual fund income.

    Partially offsetting this decline was the following:

  •
  the effect of growth in the underlying business in force and the positive effect of foreign exchange;

  •
  remediation related charges of $101 million in 2007;

  •
  additional claims expense in 2007 of $37 million related to an industry-wide regulatory claims review in Japan; and

  •
  the project to increase standardization of AIG's actuarial systems and processes throughout the world which resulted in a favorable effect on pre-tax income of $151 million for 2008 compared to $113 million in 2007.

    The pre-tax loss for Foreign Life Insurance & Retirement Services in 2008 reflected higher net realized capital losses compared to 2007 due principally to significant other-than-temporary impairments in 2008.

American International Group, Inc., and Subsidiaries

Foreign Life Insurance & Retirement Services Sales and Deposits*

The following table summarizes first year premium, single premium and annuity deposits for Foreign Life Insurance & Retirement Services:

				Percentage Increase (Decrease)
				2009 vs 2008		2008 vs 2007
Years Ended December 31, (in millions)	2009	2008	2007	U.S. $	Original Currency	U.S. $	Original Currency

First year premium	$2,088	$2,554	$2,584	(18)%	(14)%	(1)%	2%
Single premium	1,342	2,701	3,820	(50)	(50)	(29)	(30)
Annuity deposits	815	2,669	2,477	(69)	(71)	8	5

*
Excludes divested operations.

2009 and 2008 Comparison

    First year premium sales in 2009 decreased compared to 2008 primarily due to decreases in life insurance and personal accident sales which were partially offset by higher group products sales in Australia. In Asia, life insurance sales of investment-linked products were adversely affected by equity market performance and the negative effect of foreign exchange translation. In Japan both life insurance and personal accident sales declined, but were partially offset by the positive effect of foreign currency translation.

    Single premium sales in 2009 declined primarily due to lower sales of investment-linked products in Asia reflecting customer concerns about equity markets performance earlier in the year.

    Annuity deposits decreased significantly in 2009 primarily due to the suspension of fixed annuity product sales by banks in Japan related to the uncertainty of AIG's Japan life operations restructuring.

2008 and 2007 Comparison

    First year premium sales in 2008 declined slightly compared to 2007 primarily due to lower sales of investment-linked products in Asia and the suspension of tax driven products in Japan which had a full year effect in 2008, but only a partial year effect in 2007.

    Single premium sales declined in 2008 due to equity markets performance in Asia and a change in product mix in Japan.

    Annuity deposits increased in 2008 primarily due to growth in Japan which reflected a favorable exchange rate environment for non-yen denominated products. However, negative publicity regarding AIG and the planned disposition of AIG's Japan life operations negatively affected deposits in the fourth quarter of 2008 as banks suspended the distribution of AIG products.

American International Group, Inc., and Subsidiaries

Investments

Other-Than-Temporary Impairments

    As a result of AIG's periodic evaluation of its securities for other-than-temporary impairments in value, AIG recorded impairment charges in earnings of $7.3 billion, $45.0 billion and $4.3 billion (including $643 million related to AIGFP recorded in other income) in 2009, 2008, and 2007 respectively. Refer to Note 6 to the Consolidated Financial Statements for a discussion of AIG's other-than-temporary impairment accounting policy.

The following table presents other-than-temporary impairment charges in earnings by segment:

(in millions)	General Insurance	Domestic Life Insurance & Retirement Services	Foreign Life Insurance & Retirement Services	Financial Services	Other	Total

December 31, 2009
Impairment Type:
Severity	$118	$829	$290	$2	$515	$1,754
Change in intent	186	656	100	-	48	990
Foreign currency declines	9	-	311	-	-	320
Issuer-specific credit events	589	2,260	210	16	993	4,068
Adverse projected cash flows on structured securities	1	76	33	4	23	137

Total	$903	$3,821	$944	$22	$1,579	$7,269

December 31, 2008
Impairment Type:
Severity	$2,367	$17,799	$2,268	$94	$2,992	$25,520
Change in intent	372	9,043	1,446	12	129	11,002
Foreign currency declines	-	-	1,725	-	-	1,725
Issuer-specific credit events	1,305	2,160	688	15	974	5,142
Adverse projected cash flows on structured securities	7	1,462	-	6	146	1,621

Total	$4,051	$30,464	$6,127	$127	$4,241	$45,010

December 31, 2007
Impairment Type:
Severity	$69	$1,063	$63	$643	$272	$2,110
Change in intent	83	652	101	7	27	870
Foreign currency declines	-	-	400	-	-	400
Issuer-specific credit events	229	158	45	-	50	482
Adverse projected cash flows on structured securities	1	336	-	-	106	443

Total	$382	$2,209	$609	$650	$455	$4,305

American International Group, Inc., and Subsidiaries

The following table presents other-than-temporary impairment charges in earnings by type of security and type of impairment:

(in millions)	RMBS	CDO/ABS	CMBS	Other Fixed Income	Equities/Other Invested Assets*	Total

December 31, 2009
Impairment Type:
Severity	$824	$478	$23	$127	$302	$1,754
Change in intent	19	8	74	709	180	990
Foreign currency declines	-	21	17	282	-	320
Issuer-specific credit events	1,930	312	482	302	1,042	4,068
Adverse projected cash flows on structured securities	102	35	-	-	-	137

Total	$2,875	$854	$596	$1,420	$1,524	$7,269

December 31, 2008
Impairment Type:
Severity	$14,161	$2,961	$4,714	$2,312	$1,372	$25,520
Change in intent	5,064	435	479	4,187	837	11,002
Foreign currency declines	-	64	-	1,329	332	1,725
Issuer-specific credit events	1,921	92	240	1,494	1,395	5,142
Adverse projected cash flows on structured securities	1,595	26	-	-	-	1,621

Total	$22,741	$3,578	$5,433	$9,322	$3,936	$45,010

December 31, 2007
Impairment Type:
Severity	$1,112	$706	$135	$37	$120	$2,110
Change in intent	121	-	-	680	69	870
Foreign currency declines	-	19	-	380	1	400
Issuer-specific credit events	15	1	1	130	335	482
Adverse projected cash flows on structured securities	297	137	8	1	-	443

Total	$1,545	$863	$144	$1,228	$525	$4,305

*
Includes other-than-temporary impairment charges on partnership investments and direct private equity investments.

American International Group, Inc., and Subsidiaries

The following table presents other-than-temporary impairment charges in earnings by type of security and credit rating:

(in millions)	RMBS	CDO/ABS	CMBS	Other Fixed Income	Equities/Other Invested Assets*	Total

December 31, 2009
Rating:
AAA	$781	$20	$62	$92	$-	$955
AA	366	16	58	83	-	523
A	231	344	61	363	-	999
BBB	258	108	116	272	-	754
Below investment grade	1,239	328	271	589	-	2,427
Non-rated	-	38	28	21	-	87
Equities/Other invested assets	-	-	-	-	1,524	1,524

Total	$2,875	$854	$596	$1,420	$1,524	$7,269

December 31, 2008
Rating:
AAA	$13,846	$607	$3,286	$451	$-	$18,190
AA	4,063	766	699	655	-	6,183
A	1,794	1,540	1,078	2,158	-	6,570
BBB	975	462	265	1,489	-	3,191
Below investment grade	1,998	117	105	4,272	-	6,492
Non-rated	65	86	-	297	-	448
Equities/Other invested assets	-	-	-	-	3,936	3,936

Total	$22,741	$3,578	$5,433	$9,322	$3,936	$45,010

December 31, 2007
Rating:
AAA	$273	$632	$-	$73	$-	$978
AA	896	87	6	93	-	1,082
A	270	73	84	243	-	670
BBB	74	70	41	205	-	390
Below investment grade	24	-	11	533	-	568
Non-rated	8	1	2	81	-	92
Equities/Other invested assets	-	-	-	-	525	525

Total	$1,545	$863	$144	$1,228	$525	$4,305

*
Includes other-than-temporary impairment charges on partnership investments and direct private equity investments.

    AIG has recognized the other-than-temporary impairment charges (severity losses) shown above in 2009, 2008 and 2007, respectively. With the adoption of the new other-than-temporary impairments accounting standard on April 1, 2009, such severity loss charges subsequent to that date exclusively related to equity securities and other invested assets. In all prior periods, such charges primarily related to mortgage-backed, asset-backed and collateralized securities, corporate debt securities of financial institutions and other equity securities. Notwithstanding AIG's intent and ability to hold such securities until they had recovered their cost or amortized cost basis, and despite structures that indicated, at the time, that a substantial amount of the securities should have continued to perform in accordance with original terms, AIG concluded, at the time, that it could not reasonably assert that the impairment would be temporary.

    Determinations of other-than-temporary impairments are based on fundamental credit analyses of individual securities without regard to rating agency ratings. Based on this analysis, AIG expects to receive cash flows sufficient to cover the amortized cost of all below investment grade securities for which credit losses were not recognized.

    Pricing of CMBS had been adversely affected by concerns that underlying mortgage defaults will increase. As a result, in the first quarter of 2009 prior to adopting the new other-than-temporary impairments accounting standard,

American International Group, Inc., and Subsidiaries

AIG recognized $23 million of other-than-temporary impairment severity charges on CMBS valued at a severe discount to cost, despite the absence of any meaningful deterioration in performance of the underlying credits, because AIG concluded that it could not reasonably assert that the impairment period was temporary.

    In addition to the above severity losses, AIG recorded other-than-temporary impairment charges in 2009 and 2008 related to:

•
securities for which AIG has changed its intent to hold or sell;

•
declines due to foreign exchange rates;

•
issuer-specific credit events;

•
certain structured securities; and

•
other impairments, including equity securities, partnership investments and private equity investments.

    AIG recognized $990 million, $11.0 billion and $870 million in other-than-temporary impairment charges in 2009, 2008, and 2007, respectively, due to changes in intent.

    With respect to the issuer-specific credit events shown above, no other-than-temporary impairment charge with respect to any one single credit was significant to AIG's consolidated financial condition or results of operations, and no individual other-than-temporary impairment charge exceeded 0.09 percent, 3 percent and 0.20 percent of Total equity in 2009, 2008 and 2007, respectively.

    AIG holds approximately $500 million of affordable housing tax credits as of December 31, 2009, which are carried at fair value. AIG will continue to evaluate its ability to market such credits and their appropriate fair value.

    In periods subsequent to the recognition of an other-than-temporary impairment charge for available for sale fixed maturity securities that is not foreign exchange related, AIG generally prospectively accretes into earnings the difference between the new amortized cost and the expected undiscounted recovery value over the remaining expected holding period of the security. The amounts of accretion recognized in earnings for 2009 and 2008 were $735 million and $634 million, respectively. Prior to 2008 there were no material amounts of accretion recorded. For a discussion of recent accounting standards affecting fair values and other-than-temporary impairments, see Notes 1 and 6 to the Consolidated Financial Statements.

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  Exhibit 99.2
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations